EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Universal Health Realty Income Trust:

We consent to the incorporation by reference in the registration statements (Nos. 333-143944 and 333-57815) on Form S-8 and in the registration statements (Nos. 333-81763 and 333-60638) on Form S-3 of Universal Health Realty Income Trust of our reports dated March 12, 2009, with respect to the consolidated balance sheets of Universal Health Realty Income Trust as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Universal Health Realty Income Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2009